TSET, Inc.
333 South State Street, PMB 111
Lake Oswego, OR 97034

                         April 11, 2001

Board of Directors
Atomic Soccer USA, Ltd.
6045 Monona Drive
Madison, WI 53716

       This letter agreement will set forth the terms and conditions upon which TSET, Inc. ("TSET") will sell to Atomic Soccer USA, LTD. ("Atomic") all of the shares of its capital stock owned by TSET. The terms and conditions set forth herein were originally outlined in a confidential memorandum dated February 3, 2001 and discussed thereafter from time to time, most recently on February 22, at which time TSET and Atomic reached agreement for the transaction contemplated herein.

  1. For $1,000.00 and other good and valuable consideration, the delivery, receipt, and sufficiency of which is hereby acknowledged, TSET agrees to sell, assign, transfer, and convey to Atomic 87.75 shares of Class A Voting Capital Stock and 1,274.25 shares of Class B Non-voting Capital Stock of Atomic (the "Atomic Shares"), representing 100% of Atomic's issued and outstanding capital stock, owned by TSET as of the date hereof. To the extent TSET is unable to locate the certificates representing the Atomic Shares originally transferred to TSET pursuant to the Stock Purchase Agreement dated as of March 6, 2000 (the "Stock Purchase Agreement"), TSET shall indemnify and hold Atomic harmless with respect thereto. The transfer of the Atomic Shares described in this paragraph 1 shall constitute TSET's complete relinquishment of any ownership interest in Atomic.

   2. In recognition of the significant capital contributions made by TSET to Atomic, TSET shall receive, as additional consideration for Atomic'stock, cash payments equal to 15% of the amount of Atomic's "adjusted profit" for each of the next seven fiscal years ended October 31 (the "Profits Participation Interest"), in which Atomic's adjusted profit for the year is $50,000 or more (the "Minimum Profits"). Notwithstanding the foregoing and without any prejudice to or diminution of its rights under this paragraph 2, TSET may, at its sole and absolute discretion, elect to forego
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     receipt  of,  and  defer  to  a  future  year,  the  Profits
     Participation Interest, for any year in which the Atomic's profits are less than $100,000. Any such deferral shall not be counted against TSET's right to receive payment of the Profits Participation Interest for seven years. No Profits Participation Interest shall be payable in any year in which Atomic has not achieved the Minimum Profits. Whether Atomic has achieved the Minimum Profits in any year shall be determined with reference to Atomic's "adjusted profit," i.e., Atomic's profit before income taxes plus depreciation, plus amortization, plus increases and minus decreases in reserves/allowances, plus interest, calculated as of the end of Atomic's financial year. In any year in which the Profits Participation Interest is payable to TSET, Atomic shall make such payment in full by wire transfer of immediately available funds within 30 days of the tax return due date for the year in which the Minimum Profits have been achieved (the "Payment Period"). In the event Atomic fails to pay the Profits Participation Interest prior to the lapse of the Payment Period for the year in question, Atomic shall immediately issue to TSET that number of shares as will equal 5% of Atomic's issued and outstanding capital stock.
     The  issuance  of a like number of shares shall  occur  each time  Atomic fails to pay the Profits Participation Interest to TSET when due. TSET shall have the right, at its sole expense, during normal business hours and upon 24 hours' prior notice, to audit the financial books and records of Atomic to ensure Atomic's compliance with its obligations regarding the Profits Participation Interest. In addition,
     Atomic   shall   provide  TSET  with   quarterly   financial
     statements setting forth, among other things, a complete and accurate presentation of Atomic's financial condition as of the  date thereof.  The Profits Participation Interest shall be  in  the nature of a covenant associated with Atomic  and its business and shall continue in full force and effect  in the  event of any subsequent sale of any interest in  Atomic by you, or any merger or consolidation involving Atomic (collectively, or in any individual case, a "Transaction"),
     until  TSET  has received the full benefit thereof.   Atomic
     shall   ensure  that  the  terms  and  conditions   of   any
     Transaction include an assumption of and agreement to timely comply with the Profits Participation Interest. In order to protect TSET's rights to the Profits Participation Interest, Atomic shall not execute any documents relating to a
     Transaction without TSET's prior written consent, which consent shall not be unreasonably conditioned, withheld, or delayed so long as the Profits Participation Interest is a
     recognized   legal  obligation  of  Atomic  and   compliance
     therewith  is  an  integral  part  of  the  terms  of   such
     Transaction.

  3.   Atomic hereby acknowledges that TSET has satisfied all of
     its obligations to Atomic contained in the Stock Purchase Agreement. The execution and delivery of this letter agreement shall effect a complete, final, and mutual release of TSET and Atomic from and against any and all liabilities, claims, and causes of action of Atomic relating to any aspect of any obligation under the Stock Purchase Agreement or other matters of any nature whatsoever. Atomic further acknowledges that Atomic has received full disclosure of all material facts and information relating to Atomic and the transaction contemplated herein and, accordingly, are entering into such transaction on a fully informed basis.
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   4.    In  order  to  protect and enhance TSET's  rights  and
     expectancies under the Profits Participation Interest, Atomic agrees that it will exert its good faith best efforts to continue the Corporate Business and seek to maximize the value thereof, and fully observe and perform all fiduciary duties applicable thereto.

   5. TSET represents and warrants to Atomic that it has all requisite corporate power and authority to execute, deliver, and perform its obligations hereunder, and the execution, delivery, and performance by TSET hereof has been or will be duly authorized by all necessary corporate action on its part or is otherwise within the authority of the person executing and delivering the same. This letter agreement constitutes the valid, legal, and binding obligation of TSET, enforceable against it according to the terms hereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights and general principles of equity.

   6.   Atomic represents and warrants to TSET as follows:

        (a) neither the execution of this letter agreement nor the performance of its obligations hereunder does or will conflict with, violate, or result in the breach or termination of, or constitute a default, event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of any material agreement to which Atomic is a party or by which Atomic (or any of Atomic's securities, properties, or businesses) is bound;

        (b) there is no proceeding (whether or not the defense thereof or liability with respect thereto is covered by policies of insurance) pending, or, to Atomic's knowledge, threatened, against Atomic which could reasonably be expected to prevent Atomic from consummating the transaction contemplated herein;

        (c) Atomic has all necessary legal capacity and authority to execute, deliver, and perform the obligations hereunder;

        (d) no consent of any other person is required for Atomic to execute, deliver, and perform your obligations hereunder; and

        (e) this letter agreement constitutes the legal, valid, and binding obligation of Atomic, enforceable against it in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights and general principles of equity.

   7. Upon execution and delivery of this letter agreement by the parties, TSET shall have no further performance obligations of any kind to any person whatsoever under the Stock Purchase Agreement including, without limitation, he provisions of Sections 6 and 7 thereof. To the extent deemed necessary or prudent by TSET, Atomic shall procure any written release or consent of any signatory to the Stock Purchase

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     Agreement necessary to give effect to the provisions of this
     paragraph  7.   In the absence of such release  or  consent,
     Atomic shall indemnify, defend, and hold harmless TSET from and against any and all claims, damages, charges, penalties, causes of action, costs, and expenses (including, without limitation, reasonable attorney's fees) arising out of any obligations contained in the Stock Purchase Agreement.

   8. The provisions of Section 11 of the Stock Purchase Agreement (arbitration) are incorporated herein by this reference and made a part hereof for all purposes.

   9. Certificates representing a certain agreed number of shares of the capital stock of TSET shall be delivered to Paul Hix and David Ragsdale, issued in exchange for forgiveness and cancellation of indebtedness owed to such individuals, prior to or contemporaneously with your execution and delivery of this letter agreement. TSET represents and warrants that the issuance of such shares have been authorized and approved by TSET's board of directors and appropriate instructions regarding the same have been provided to TSET's transfer agent.

   10. TSET and Atomic represent and warrant to each other that no compensation or finder's fee is payable by TSET or Atomic, as the case may be, to any person relating to the transactions contemplated herein.

   11. The provisions of Section 13 of the Stock Purchase Agreement (general provisions) are incorporated herein by this reference and made a part hereof for all purposes, except that (a) the mailing address of TSET under Section 13(f) thereof shall be 333 South State Street PMB 111, Lake Oswego, OR 97034, Tel.
     503.968.1547 and Fax 503.968.0867 and (b) Atomic's mailing address shall be 6045 Monona Drive, Madison, WI 53716, Tel.
     608.226.9982 and Fax 608.226.9670.

   12. Atomic agrees that it shall provide to TSET, on an "at cost" basis, a reasonable quantity of apparel to be requested by TSET from time to time.

     Atomic's execution, in the space provided below, will evidence its agreement and acceptance of the transaction contemplated herein, effective as of the date indicated. TSET wishes Atomic the best of luck and good fortune as you strive to carry forward Atomic's business.

                         Sincerely,


                         /s/Jeffrey D. Wilson
                         Chairman and Chief Executive Officer

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AGREED AND ACCEPTED:               April 11, 2001

ATOMIC SOCCER USA, LTD.
By:

/s/Timothy G. Beglinger, President/Secretary


/s/Todd P. Ragsdale, Director


/s/Erik Black, Chairman of the Board


/s/James Eric Anderson, Director

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